Exhibit 3.10

CERTIFICATE OF DESIGNATION

OF

SERIES C PREFERRED STOCK

OF

UPSTREAM WORLDWIDE, INC.

I, Daniel Brauser, Chief Financial Officer of Upstream Worldwide, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter the “Corporation”), DO HEREBY CERTIFY:

That pursuant to Section 151(g) of the Delaware General Corporation Law and the provisions of the Corporation’s Certificate of Incorporation, as amended, the Board of Directors of the Corporation (“Board”), on March 25, 2011, adopted the following resolution:

RESOLVED:   That the Corporation create a series of preferred stock with the designations, powers, preferences and rights as set forth below:

A.           Series C Preferred Stock.

1.           Designation; Ranking.  A series of preferred stock is hereby designated as Series C Preferred Stock (the “Series C Preferred Stock”).

2.           Number.  The number of shares constituting Series C Preferred Stock is fixed at 1,000,000 shares, par value $.0001 per share, and such amount may not be increased or decreased except with the written consent of the holders of at least a majority of the issued and outstanding Series C Preferred Stock.

3.           Liquidation.   Upon the occurrence of any Liquidation Event, the funds and assets that may be legally distributed to the Corporation’s stockholders (the “Available Funds and Assets”) shall be distributed to the holders of Series C Preferred Stock in the following manner:

(a)           Liquidation Event. A “Liquidation Event” shall mean (i) the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, or (ii) (A) any reorganization, consolidation, merger or similar transaction or series of related transactions (each, a “Combination Transaction”) in which the Corporation is a constituent party, or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such Combination Transaction, if, as a result of such Combination Transaction, the voting securities of the Corporation that are outstanding immediately prior to the consummation of such Combination Transaction (other than any such securities that are held by an “Acquiring Stockholder”, as defined below) do not represent, or are not converted into, securities of the surviving corporation of such Combination Transaction (or such surviving corporation's parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such Combination Transaction, together possess at least a majority of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such Combination Transaction, including securities of such surviving corporation (or its parent corporation, if applicable) that are held by the Acquiring Stockholder; or (B) a sale, lease, license, transfer or other disposition, whether in a single transaction or a series of related transactions, of all or substantially all of the assets of the Corporation.  An “Acquiring Stockholder” means a stockholder or stockholders of the corporation that (1) merges or combines with the Corporation in such Combination Transaction or (2) owns or controls a majority of another corporation that merges or combines with the Corporation in such Combination Transaction.

(b)           Liquidation Preference.  Upon any Liquidation Event, each holder of outstanding shares of the Series C Preferred Stock shall be entitled to be paid out of the Available Funds and Assets before any amount shall be paid or distributed to the holders of the Common Stock or the holders of any other series or class of preferred stock of the Corporation hereafter created with a liquidation preference senior to the holders of the Common Stock (collectively referred to, together with all classes of Common Stock, as “Junior Securities”), an amount per share equal to the greater of (x) the sum of the Original Series C Preferred Stock Original Issue Price (as hereinafter defined) for each share of Series C Preferred Stock outstanding, or (y) the amount they would be entitled to receive as if all of the shares of Series C Preferred Stock had been converted into Common Stock as of the date immediately prior to the date fixed for determination of stockholders entitled to receive a distribution in such Liquidation Event, before any cash distribution shall be made or any other assets distributed in respect of Junior Securities to the holders of any Junior Securities including, without limitation, Common Stock of the Corporation.  If upon any Liquidation Event, the Available Funds and Assets to be distributed to the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such stockholders of their full preferential amount described herein, then all of the Available Funds and Assets shall be distributed among the holders of the then outstanding Series C Preferred Stock pro rata according to the number of outstanding shares of Series C Preferred Stock held by each holder thereof.  For purposes of this Certificate of Designation, the “Series C Preferred Stock Original Issue Price” shall be the price per share originally paid to acquire the Series C Preferred Stock from the Corporation as adjusted for each stock combination, stock split, recapitalization, or similar corporate action that is the functional equivalent of any of the foregoing, with respect to such share, plus any and all accrued unpaid dividends thereon.

(c)          Remaining Assets.  If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of Series C Preferred Stock of their full preferential amounts, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock pro rata according to the number of shares of Common Stock held by each holder thereof, subject to the rights of any other holders of preferred stock to share in the any distribution of the remaining Available Funds and Assets available for distribution.

(d)           Notice.  Prior to the occurrence of any Liquidation Event, and in any event not less than twenty (20) calendar days prior to any payment date with respect thereto, the Corporation will furnish each holder of the Series C Preferred Stock notice in accordance with Section A.7 hereof; together with a certificate prepared by the chief financial officer (or any other executive officer) of the Corporation describing in detail the facts of such Liquidation Event, stating in detail the amount(s) per share of the Series C Preferred Stock each holder of the Series C Preferred Stock would receive pursuant to the provisions of Section A.3(b) hereof and stating in detail the basis upon which such amounts were determined.

(e)           Reduction of Time for Notice.  The holder or holders of not less than a majority of the outstanding shares of Series C Preferred Stock may, at any time upon written notice to the Corporation, reduce the time, but not below five business days, for notice pursuant to any notice provisions specified herein for the benefit of such holders, and any such reduction of time shall be binding upon all holders of such securities.

4.           Voting.

                      (a)           General.  Subject to the other provisions of this Certificate of Designation, each holder of Series C Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law.  Except as otherwise expressly provided herein or as required by law, the holders of Series C Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b)           Number of Votes.  Each holder of shares of Series C Preferred Stock shall be entitled to vote those shares of Common Stock that would be receivable upon the conversion of such holder’s Series C Preferred Stock, as limited by Section A.5(d),  at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

(c)           Required.  At any time when shares of Series C Preferred Stock are outstanding, in addition to any other vote required by law or the Corporation’s Certificate of Incorporation, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise, change the rights or preferences of the Series C Preferred Stock or increase the authorized number of shares of Series C Preferred Stock.

5.            Conversion.  The holders of the Series C Preferred Stock shall have, and be subject to, the following conversion rights:

(a)           Automatic Conversion.  At such time as an amendment to the Certificate of Incorporation of the Corporation is filed and effective increasing the Corporation’s authorized shares of Common Stock to at least 650,000,000 shares (the “Filing Date”), and provided that a Liquidation Event has not occurred, each share of the Series C Preferred Stock then held by each holder of the Series C Preferred Stock shall automatically, without further action of the Corporation or any such holder, convert into a number of fully paid and non-assessable shares of Common Stock in accordance with Section A.5(c), subject to the limitations contained in Section A.5(d).

(b)           Conversion Time.  The “Conversion Time” with respect to a Liquidation Event shall mean immediately prior to the occurrence of the Liquidation Event (which for purposes of a Liquidation Event described in Section A.3(a)(ii) hereof shall mean immediately prior to the closing of such Liquidation Event), in which event the person(s) entitled to receive Common Stock of the Corporation upon conversion of the Series C Preferred Stock shall not be deemed to have converted such Series C Preferred Stock until immediately prior to the occurrence of the Liquidation Event.  The “Conversion Time” with respect to a conversion pursuant to Section A.5(a) shall be the Filing Date.

(c)           Conversion Formula.                                            At the Conversion Time, each share of Series C Preferred Stock subject to conversion shall be convertible into 100 shares of Common Stock (the “Series C Preferred Stock Conversion Formula”), subject to Section A.5(d).  The Series C Preferred Stock Conversion Formula shall be subject to adjustment pursuant to Section A.6 from time to time.  Following each adjustment, such adjusted Series C Preferred Stock Conversion Formula shall remain in effect until a further adjustment hereunder.

(d)           Conversion Limitation.  No conversion shall be made with respect to a holder of Series C Preferred Stock if an amount that would be convertible into that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by such holder and its affiliates on a Conversion Time, (ii) any Common Stock issuable in connection with the unconverted portion of such holder’s Series C Preferred Stock, and (iii) the number of shares of Common Stock issuable upon the conversion of Series C Preferred Stock with respect to which the determination of this provision is being made, which would result in beneficial ownership by such holder and its affiliates of more than 9.99% of the outstanding shares of the Common Stock; provided, however, that this limitation shall not apply to any holder who is an executive officer or director of the Corporation.  For the purposes of this Section A,5(d), beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and Rule 13d-3 thereunder.  A holder of Series C Preferred Stock shall have the authority and obligation to determine whether the restriction contained in this Section A.5(d) will limit any conversion hereunder and to the extent that such holder determines that the limitation contained in this Section A.5(d) applies, the determination of which portion of the Series C Preferred Stock is convertible shall be the responsibility and obligation of such holder.

(e)           Fractional Shares.  No fractional shares of Common Stock shall be issued upon any conversion of Series C Preferred Stock.  In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s Fair Market Value.  The Corporation shall, as soon as practicable after the Conversion Time, deliver to the holders of Series C Preferred Stock, or to their nominees, cash in lieu of any fraction of a share.  For purposes hereof, “Fair Market Value” of a share of Common Stock as of a particular date (the "Determination Date") shall mean:

(i)           “Fair Market Value”  shall mean:  (i) if the principal trading market for such securities is a national securities exchange, the Over-the-Counter Bulletin Board (“OTCBB”), or a similar system then in use including a quotation system operated by OTC markets, the last reported sales price on the principal market on the Event Date or if the Event Date is not a trading day, the trading day immediately prior to such an Event Date; or (ii) if  (i) is not  applicable, and if bid and ask prices for shares of Common Stock are reported by the principal trading market (or a similar system then in use), the last reported sale price, or if unavailable, the average of the high bid and low ask prices so reported on the Event Date or if the Event Date is not a trading day on the trading day immediately prior to such Event Date.  Notwithstanding the foregoing, if there is no last reported sales price or bid and ask prices, as the case may be, for the day in question, then Fair Market Value shall be determined as of the latest day prior to such day for which such last reported sales price or bid and ask prices, as the case may be, are available, unless such securities have not been traded on an exchange or in the over-the-counter market for 30 or more days immediately prior to the day in question, in which case the Fair Market Value shall be determined in good faith by, and reflected in a formal resolution of, the board of directors of the Company.

(ii)           If the Determination Date is the date of a Liquidation Event, then all amounts to be payable per share to holders of the Common Stock pursuant to the Certificate of Incorporation in the event of such Liquidation Event, assuming for the purposes of this clause (ii) that all of the shares of Common Stock then issuable upon conversion of all of the preferred stock are outstanding at the Determination Date.

(f)           No Impairment.  The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights, preferences and privileges of the holders of the Series C Preferred Stock against impairment.

(g)          Taxes Upon Conversion.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of shares of Series C Preferred Stock pursuant to this Section A.5.  The Corporation shall not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that the tax has been paid.

(h)           Delivery of Common Stock Certificates.  As soon as practicable after the Filing Date, the Corporation at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to applicable holder of Series C Preferred Stock, or as such holder (upon payment by such holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and non-assessable shares of Common Stock to which such holder shall be entitled on such conversion.

6.	Adjustments.

(a)           Adjustment Upon Common Stock Event.  At any time or from time to time after the date on which the first share of Series C Preferred Stock was issued by the Corporation (the “Series C Preferred Stock Original Issue Date”), upon the happening of a Common Stock Event (as hereinafter defined), the Series C Preferred Stock Conversion Formula shall, simultaneously with the happening of such Common Stock Event, be adjusted so that the number of shares of Common Stock receivable upon conversion thereof equals the number of shares of Common Stock which they would have received had their Series C Preferred Stock been converted into Common Stock on the date of such Common Stock Event.  The Series C Preferred Stock Conversion Formula shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event.  As used herein, the term “Common Stock Event” shall mean (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(b)           Adjustments for Other Dividends and Distributions.  If at any time or from time to time after the Series C Preferred Stock Original Issue Date the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of the Series C Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Series C Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section A.6 with respect to the rights of the holders of the Series C Preferred Stock or with respect to such other securities by their terms.

(c)           Adjustment for Reclassification, Exchange and Substitution.  If at any time or from time to time after the Series C Preferred Stock Original Issue Date the Common Stock issuable upon the conversion of the Series C Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section A.6), then in any such event, but subject to Section A.5, each holder of Series C Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series C Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(d)           Reorganizations, Mergers and Consolidations.  If at any time or from time to time after the Series C Preferred Stock Original Issue Date there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section A.6) or a merger or consolidation of the Corporation with or into another corporation (except a Liquidation Event), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Series C Preferred Stock thereafter shall be entitled to receive, upon conversion of the Series C Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section A.6 with respect to the rights of the holders of the Series C Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section A.6 (including adjustment of the Series C Preferred Stock Conversion Formula then in effect and number of shares issuable upon conversion of the Series C Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.  This Section A.6 shall similarly apply to successive reorganizations, mergers and consolidations.

(e)           Certificate of Adjustment.  In each case of an adjustment or readjustment of the Series C Preferred Stock Conversion Formula, the Corporation, at its expense, shall cause its chief financial officer (or other executive officer) to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid (or by electronic mail if agreed to by the holder), to each registered holder of the Series C Preferred Stock at the holder’s address as shown in the Corporation’s books.

7.           Notices.  Any notice required by the provisions of this Certificate of Designation to be given to the holders of shares of the Series C Preferred Stock shall be deemed given upon the earlier of (i) actual receipt, (ii) three days after deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or (iii) one business day after deposit with a recognized and reputable express courier for delivery the next business day, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned has signed and executed the foregoing Certificate of Designation on this 25 day of March, 2011.

UPSTREAM WORLDWIDE, INC.

By: /s/ Daniel Brauser Name: Daniel Brauser Title: Chief Financial Officer